Exhibit J


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

         We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated April 26, 2001, relating to the financial statements and financial highlights appearing in the March 31, 2001 Annual Report to Shareholders of the Mason Street Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information.







PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 27, 2001

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